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EXHIBIT 3.2.3

                              ARTICLES OF AMENDMENT
                                  OF BY-LAWS OF
                        HAVERTY FURNITURE COMPANIES, INC.

Haverty Furniture Companies, Inc., a Maryland corporation (the "Corporation"), hereby amends its By-Laws as follows:

The existing Seventh Article of the By-Laws is amended in the following respects:

           Article VII.  Section 2.

           The Corporation shall indemnify any Director made a party to any proceeding by reason of service in that capacity unless it is established that:

                (1) The act or omission of the Director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; or

IN WITNESS WHEREOF, these Articles of Amendment have been executed by the Corporation through its duly authorized officers this 30th day of October, 1998.

                          HAVERTY FURNITURE COMPANIES, INC.

                          By: /s/ John E. Slater, Jr.
                          -----------------------------------
                          John E. Slater, Jr.  President & CEO
Attest:

/s/ Jenny Hill Parker
-----------------------
Jenny Hill Parker
Vice President, Secretary and Treasurer